Exhibit 99.1

Ashland reports first quarter fiscal 2026 results and narrows full-year outlook

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Sales of $386 million, down five percent from the prior-year quarter
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Previously announced Avoca divestiture reduced overall sales by approximately $10 million or two percent versus the prior-year quarter; excluding the Avoca divestiture, sales declined three percent
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Loss from continuing operations of $14 million, or $(0.30) per diluted share
•
Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense of $12 million, or $0.26 per diluted share
•
Net loss of $12 million, or $(0.26) per diluted share
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Adjusted EBITDA of $58 million, down five percent from the prior-year quarter, with the Avoca divestiture contributing to a two percent or $1 million decline; excluding the Avoca divestiture, Adjusted EBITDA declined three percent
•
Cash flows provided by operating activities of $125 million; Ongoing Free Cash Flow2 of $26 million
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Narrowing full‑year fiscal 2026 Adjusted EBITDA guidance to $400–$420 million, reflecting approximately $11 million of temporary impacts from the Calvert City startup delay and recent weather-related disruptions, isolated to the second quarter

WILMINGTON, Del., February 2, 2026 – Ashland Inc. (NYSE: ASH) today announced financial results1 for the first quarter of fiscal year 2026, which ended December 31, 2025, and narrowed its full-year fiscal 2026 outlook. Ashland, a global additives and specialty ingredients company, holds leadership positions in high-quality, consumer-focused markets including pharmaceuticals, personal care and architectural coatings.

“Ashland’s first‑quarter performance reflects our disciplined execution and ability to deliver resilient results despite mixed demand conditions,” said Guillermo Novo, chair and chief executive officer of Ashland. “While overall sales declined modestly, primarily within Specialty Additives, we delivered solid margins supported by cost actions, improved product mix, and continued benefits from our portfolio optimization initiatives. Life Sciences achieved year‑over‑year growth driven by healthy pharma demand and strong innovation momentum. Personal Care delivered resilient results, supported by strong performance in biofunctional actives and ongoing share gains in microbial protection, while softer demand in core hair care markets largely reflected unplanned customer plant outages. In Specialty Additives, we continued to advance initiatives to improve profitability and accelerate regional innovation against a backdrop of ongoing competitive intensity and softer demand in coatings, construction, and select industrial markets.”

Novo continued, "Across the portfolio, our teams executed well despite month-to-month variability in certain end-markets. In Life Sciences, momentum in injectables and oral solid‑dosage excipients underscores the strength of our innovation opportunities and customer engagement. In Personal Care, enhanced commercial capabilities and targeted investments drove stronger performance and share gains in key categories. In Specialty Additives, we advanced operational efficiencies and realized benefits from prior optimization actions, including the HEC consolidation, improving our cost structure and helping offset lower volumes. Intermediates continues to navigate trough‑like conditions with focused commercial and operational management.”

“We generated strong cash flow in our seasonally weakest quarter, demonstrating disciplined working-capital management while navigating the equipment replacement at Calvert City. Although the Calvert outage pressured margins and will continue to have some impact early in the second quarter, customer supply remains uninterrupted. As we move through the year, we remain focused on advancing our innovation pipeline, globalizing high‑performing business lines, and driving additional cost and productivity benefits as we execute with discipline,” Novo concluded.

First-quarter sales were $386 million, down five percent from $405 million in the prior-year quarter. The Avoca divestiture reduced sales by approximately $10 million, or two percent. Excluding this action, sales declined three percent year-over-year. Organic sales volumes were mixed with growth in Life Sciences more than offset by declines in Personal Care and Specialty Additives. Pricing declined two percent, generally across segments, primarily reflecting carry-over adjustments from the prior year. Foreign currency movements contributed a favorable $9 million, or two percent, to sales.

Net loss was $12 million, up from a loss of $165 million in the prior year, which was significantly impacted by the non-cash impairment of the Avoca business. Loss from continuing operations was $14 million, up from a loss of $166 million, or $(0.30) per diluted share compared to $(3.51) last year. Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense was $12 million, down from $14 million, or $0.26 per diluted share versus $0.28 in the prior year. Adjusted Operating Income was $14 million, up from $11 million last year, reflecting continued capital discipline and early benefits from restructuring and cost‑optimization initiatives. Adjusted EBITDA was $58 million, representing a 15 percent margin, down five percent from $61 million in the prior-year quarter, with the divestiture of the Avoca business accounting for a $1 million reduction. Excluding this action, Adjusted EBITDA declined three percent, driven by lower sales volumes and modest pricing pressure offset by favorable product mix and lower selling, administrative, research and development (SARD) expenses as restructuring related benefits continue to be realized. The Calvert City outage negatively impacted Adjusted EBITDA by approximately $10 million, consistent with prior disclosures. Foreign currency movements contributed a favorable $4 million to Adjusted EBITDA.

Average diluted shares outstanding were 46 million in the first quarter, down from 47 million in the prior-year quarter, reflecting share repurchase activity over the past 12 months.

As previously reported, Ashland received a $103 million tax refund in October 2025 related to the capital loss carryback from the Nutraceuticals divestiture, providing a meaningful cash inflow that further strengthened the company’s financial position. Cash flows provided by operating activities were $125 million, up from a use of $30 million in the prior-year quarter, primarily reflecting the tax refund and working capital improvements. Ongoing Free Cash Flow totaled $26 million, excluding the tax refund, versus negative $26 million in the prior‑year quarter, driven by the same improvements to working capital performance.

Reportable Segment Performance

To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis. In addition, EBITDA and Adjusted EBITDA are reconciled to operating income in Table 4. Free Cash Flow, Ongoing Free Cash Flow and Adjusted Operating Income are reconciled in Table 6 and Adjusted Income from Continuing Operations, Adjusted Diluted Earnings Per Share and Adjusted Diluted Earnings Per Share Excluding Intangible Amortization Expense are reconciled in Table 7 of this news release. These adjusted results are considered non-GAAP financial measures. For a full description of the non-GAAP financial measures used, see the “Use of Non-GAAP Measures” section that further describes these adjustments below.

Life Sciences

Sales for the Life Sciences segment totaled $139 million in the first quarter, up four percent compared to $134 million in the prior‑year quarter. The increase was driven by higher sales volumes within pharma applications, where demand remained resilient across regions as the business moved past last year’s customer inventory control actions. Pricing declined modestly year‑over‑year, consistent with expectations and largely reflecting carry‑over effects from prior‑period adjustments. Foreign currency movements contributed a favorable impact of approximately $3 million to segment sales compared to the prior year.

Pharma achieved low‑single‑digit sales growth, marking its third consecutive quarter of year‑over‑year volume gains. Growth was supported by robust demand for high‑value cellulosic excipients, as well as sustained progress across globalize initiatives, including injectables and tablet coatings, both of which delivered strong pipeline activity and sales growth. The innovation pillar continued to advance, with meaningful contributions from low‑nitrite cellulosics, high‑purity excipients, and new product introductions highlighted in the quarter’s strong innovation performance. Pricing remained generally stable sequentially, supported by commercial execution.

Adjusted Operating Income for the quarter was $17 million, up from $14 million in the prior‑year quarter. Adjusted EBITDA totaled $31 million, representing a 22 percent margin and an 11 percent increase versus $28 million last year. The year‑over‑year improvement was driven by favorable product mix, resilient pharma demand, and lower SARD expenses as restructuring‑related benefits continued to flow through, partially offset by modest pricing pressure. Foreign currency movements contributed a favorable $2 million impact to Adjusted EBITDA. The combination of durable pharma demand and ongoing progress across the globalize and innovate pillars position Life Sciences for continued profitable growth in fiscal 2026.

Personal Care

Personal Care sales in the first quarter were $123 million, a decrease of eight percent compared to $134 million in the prior-year quarter. The year-over-year decline was primarily due to the divestiture of the Avoca business, which reduced sales by approximately $10 million, or seven percent. Excluding this portfolio action, Personal Care sales declined one percent versus the prior year in a generally muted demand environment. Performance reflected strong growth in biofunctional actives and year‑over‑year volume growth in microbial protection, partially offset by softer demand in North America. Pricing was down modestly in select end markets, and foreign currency movements provided a favorable impact of approximately $3 million to segment sales.

Sales performance varied across end markets. Biofunctional actives delivered double‑digit growth versus the prior year, reflecting continued momentum across key customer programs and strong traction in Europe. Microbial protection delivered year‑over‑year volume growth and ongoing share expansion. Care Ingredients was down mid-single-digits, with isolated softness in hair tied to customer‑specific production outages and weaker demand in North America. Ongoing commercial initiatives and momentum across the globalize and innovate platforms continued to support performance in higher‑value, differentiated applications.

Adjusted Operating Income was $11 million, down from $12 million in the prior‑year quarter. Adjusted EBITDA was $26 million, compared to $30 million last year, representing a margin of 21 percent. The year‑over‑year decline reflects the Avoca divestiture, which reduced EBITDA by approximately $1 million. Excluding this impact, Adjusted EBITDA was modestly lower, as softer demand in select categories and customer‑specific production interruptions were partially offset by favorable product mix and disciplined cost management. Personal Care delivered resilient performance in the quarter, maintaining healthy margins while advancing targeted commercial and innovation priorities. With continued momentum across globalize initiatives and a robust innovation pipeline, the segment remains well positioned to drive progress through fiscal 2026. Foreign currency movements contributed a favorable $1 million impact to Adjusted EBITDA.

Specialty Additives

Specialty Additives sales were $102 million in the first quarter, down eleven percent year‑over‑year, primarily reflecting continued coatings weakness in China, elevated competitive intensity in the Middle East, Africa and India (MEAI), and softer overall demand in North America. Coatings and construction remained the largest contributors to volume pressure, consistent with ongoing softness in global architectural coatings end markets.

Despite these challenging dynamics, the segment delivered year‑over‑year sales growth in coatings across Europe, and conditions in Latin America were broadly stable. While performance specialties and energy and resources end markets remain challenged, both businesses delivered relative margin resilience supported by beneficial cost actions. Foreign currency impacts were favorable by $2 million, offset by modest pricing pressure.

Adjusted Operating Loss was zero, compared to a loss of $3 million in the prior-year quarter. Adjusted EBITDA was $15 million, up from $13 million in the prior‑year quarter, reflecting strong cost performance that more than offset lower sales volume and pricing. Recent HEC network consolidation actions supported operational efficiency and contributed to stabilizing margins in the current environment while positioning the segment to capture stronger leverage as demand improves. With a consolidated production footprint and continued commercial and productivity execution, Specialty Additives remains well positioned to capitalize on a coatings recovery and deliver outsized margin gains as demand improves. Foreign currency had a negligible impact on Adjusted EBITDA when compared to the prior-year quarter.

Intermediates

Intermediates sales totaled $31 million in the first quarter; a decrease of six percent compared to $33 million in the prior‑year quarter. This included $22 million in merchant sales, flat versus the prior year, and $9 million in captive butanediol (BDO) sales, down $2 million year‑over‑year. Captive BDO sales are recognized at market‑based pricing. The year‑over‑year sales decline was primarily driven by lower pricing across the BDO value chain amid a persistently oversupplied market. Foreign currency movements had a negligible impact on sales compared to the prior year.

Adjusted Operating Income was zero, compared to $3 million in the prior year. Adjusted EBITDA was $1 million, down from $6 million in the prior‑year quarter, primarily reflecting lower pricing and reduced operating leverage following early‑quarter production disruptions tied to the upstream impact from the Calvert City outage.

Unallocated & Other

Unallocated and other expense was $26 million compared to $202 million in the prior-year quarter, primarily reflecting the non-cash Avoca impairment in the prior-year. Adjusted unallocated and other expense EBITDA was $15 million versus $16 million in the prior-year quarter.

Financial Outlook

Ashland is narrowing its full year fiscal 2026 Adjusted EBITDA guidance to a range of $400 to $420 million. The updated outlook reflects approximately $11 million of temporary impacts from the Calvert City startup delay and recent weather-related disruptions, all isolated to the second quarter. While the Company expects these impacts to be recoverable over time, the timing of absorption recovery remains uncertain and is reflected in the revised guidance range. All other elements of the Company’s full-year guidance remain unchanged.

While the broader macro environment remains mixed, Ashland’s core end markets in Personal Care and Life Sciences continue to demonstrate resilience, supported by stable fundamentals and ongoing traction across innovation-driven and globalized product lines. The Company’s cost savings actions are progressing and continue to support improved visibility into achieving the full-year framework. Early second quarter sales trends have been encouraging, reflecting momentum in several consumer-focused markets. Ashland continues to expect the year to follow a typical seasonal cadence with stronger performance in the second half as commercial activity and operational efficiencies build.

Narrowing prior guidance

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Sales: $1,835 million to $1,905 million, supported by continued momentum in innovation-driven and globalized product lines
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Adjusted EBITDA: $400 million to $420 million; prior guidance $400 million to $430 million

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Adjusted Diluted Earnings Per Share Excluding Intangibles Amortization: double digit plus growth reflecting operating improvement and progress in Portfolio Optimization
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Ongoing Free Cash Flow Conversion: approximately 50 percent of Adjusted EBITDA with capital expenditures of approximately $100 million

Key planning assumptions

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Portfolio Optimization initiatives completed last year continue to support mix improvement and structural margin resiliency
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Demand in Life Sciences and Personal Care is expected to remain resilient, supported by stable fundamentals and progress across innovation-driven product lines
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Specialty Additives and Intermediates markets remain mixed, with a coatings recovery expected to be regionally uneven until broader industrial and housing activity improves
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Growth in high value globalized platforms including biofunctional actives, microbial protection, injectables, and tablet coatings is expected to outpace underlying markets
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Manufacturing assumptions reflect approximately $11 million of temporary impacts from the Calvert City startup delay and recent weather-related disruptions, all isolated to the second quarter, with absorption recovery expected over time as visibility improves
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The manufacturing optimization program remains on track, and the associated benefits are expected to strengthen as the year progresses; the company continues to expect approximately $30 million in cost savings under the $90 million dollar program for fiscal 2026
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HEC network performance continues to improve as post consolidation cost escalation moderates and productivity initiatives advance, with additional operational stability and cost benefits expected to build through the year
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Raw material costs are assumed to remain generally stable to positive with supply chains performing reliably, in line with recent trends
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Tariff-related uncertainty remains elevated, and the outlook assumes no material incremental impacts beyond known exposures, with mitigation actions aligned to current regulatory expectations

“As we look ahead, our full year outlook remains grounded in the strength of our core markets and the progress across our innovation driven and globalized platforms. The only change to our guidance is the narrowing of the adjusted EBITDA range, reflecting temporary weather impacts and the extended Calvert City repair work isolated to the second quarter. All other elements of our outlook remain unchanged, supported by resilient demand in Life Sciences and Personal Care, continued execution on cost and productivity initiatives, and constructive early second quarter trends. We will continue to manage production, inventory, and free cash flow with discipline as conditions evolve. With disciplined capital allocation and a clear operational roadmap, we remain confident in Ashland’s ability to deliver on our commitments for fiscal 2026,” said Guillermo Novo, chair and chief executive officer of Ashland.

Conference Call Webcast

The company’s live webcast with securities analysts will include an executive summary and detailed remarks. The live webcast will take place at 9 a.m. ET on Tuesday, February 3, 2026. Simultaneously, the company will post a slide presentation in the Investor Relations section of its website at http://investor.ashland.com.

To access the call by phone, please go to this registration link and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

Following the live event, an archived version of the webcast and supporting materials will be available for 12 months at http://investor.ashland.com.

Use of Non-GAAP Measures

Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes, and certain other charges that are highly variable from year to year, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income, operating income, net income margin, and operating income margin. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units, and provide continuity to investors for comparability purposes. EBITDA Margin and Adjusted EBITDA Margin are defined as EBITDA and Adjusted EBITDA divided by sales for the corresponding period.

Key items, which are set forth on Table 7 of this release, are defined as financial effects from significant transactions that, either by their nature or amount, have caused short-term fluctuations in net income and/or operating income which Ashland does not consider to reflect Ashland’s underlying business performance and trends most accurately. Further, Ashland believes that providing supplemental information that excludes the financial effects of these items in the financial results will enhance the investor’s ability to compare financial performance between reporting periods.

Tax-specific key items, which are set forth on Table 7 of this release, are defined as financial transactions, tax law changes or other matters that fall within the definition of key items as described above. These items relate solely to tax matters and would only be recorded within the income tax caption of the Statement of Consolidated Income. As with all key items, due to their nature, Ashland does not consider the financial effects of these tax-specific key items on net income to be the most accurate reflection of Ashland’s underlying business performance and trends.

The Free Cash Flow metrics enable Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, Free Cash Flow and Ongoing Free Cash Flow include the impact of capital expenditures from continuing operations and other significant items impacting Free Cash Flow, providing a more complete picture of current and future cash generation. Free Cash Flow, Ongoing Free Cash Flow, and Ongoing Free Cash Flow Conversion are non-GAAP liquidity measures that Ashland believes provide useful information to management and investors about Ashland’s ability to convert Adjusted EBITDA to ongoing Free Cash Flow. These liquidity measures are used regularly by Ashland’s stakeholders and industry peers to measure the efficiency at providing cash from regular business activity. Free Cash Flow, Ongoing Free Cash Flow, and Free Cash Flow Conversion have certain limitations, including that they do not reflect adjustments for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Adjusted Diluted Earnings Per Share is a performance measure used by Ashland and is defined by Ashland as earnings (loss) from continuing operations, adjusted for identified key items and divided by the number of outstanding diluted shares of common stock. Ashland believes this measure provides investors additional insights into operational performance by providing earnings and diluted earnings per share metrics that exclude the effect of the identified key items and tax specific key items.

The Adjusted Diluted Earnings Per Share Excluding Intangibles Amortization Expense metric enables Ashland to demonstrate the impact of non-cash intangibles amortization expense on earnings per share, in addition to key items previously mentioned. Ashland’s management believes this presentation is helpful to illustrate how previous acquisitions impact applicable period results.

Ashland does not quantitatively reconcile our guidance ranges for our non-GAAP measures to their most comparable GAAP measures in the Financial Outlook section of this news release. The guidance ranges for GAAP and non-GAAP financial measures reflect Ashland’s assessment of potential sources of variability in financial results and are informed by evaluation of multiple scenarios, many of which have interactive effects across several financial statement line items. Providing guidance for individual reconciling items between our non-GAAP financial measures and the comparable GAAP measures would imply a degree of precision and certainty in those reconciling items that is not a consistent reflection of our scenario-based process to prepare our guidance ranges. To the extent that a material change affecting the individual reconciling items between the company’s forward-looking non-GAAP and comparable GAAP financial measures is anticipated, the company has provided qualitative commentary in the Financial Outlook section of this news release for your consideration. However, as the impact of such factors cannot be predicted with a reasonable degree of certainty or precision, a quantitative reconciliation is not available without unreasonable effort.

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, personal care and pharmaceutical. Approximately 2,900 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the U.S. Securities and Exchange Commission (“SEC”), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial, operating cash flow and liquidity, as well as the economy and other future events or circumstances. These statements include, but are not limited to, anticipated demand trends and market conditions; expected benefits, timing, and outcomes associated with Ashland’s manufacturing network optimization initiatives, portfolio actions, innovation programs, and commercial strategies; assumptions regarding raw material costs, supply chain and macroeconomic conditions; Ashland’s ability to execute its strategic priorities, drive growth across key platforms, and create long‑term shareholder value; as well as management’s outlook and beliefs concerning Ashland’s fiscal year 2026 performance.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s aggressive growth goals and the extent to which such goals may be impacted by a failure to optimize our tangible and intangible assets, a failure to identify and integrate acquisition targets, any unexpected costs and liabilities associated with such acquisitions, and goodwill impairment; business disruptions stemming from natural, operational, and other catastrophic events, including disruptions to supply and logistics functions, manufacturing delays, and information technology system and network failures; climate change and related resource impacts; changes in consumer preferences and a reduction in demand for Ashland’s products; risks inherent in operating a global business, including tariffs and other trade policies, geopolitical instability and armed conflict, and challenges associated with hiring and managing a diverse workforce across countries with differing laws, regulations, and cultural practices; economic downturns and disruptions in the financial markets; Ashland’s substantial indebtedness, including the possibility that such indebtedness and related restrictive covenants may adversely affect our future cash flows, limit our ability to repay debt and obtain future financing, place Ashland at a competitive disadvantage, and make us more vulnerable to interest rate increases; our ability to develop and market new products and remain competitive in the markets in which we operate; our ability to pass increases in the costs of energy and raw materials to customers and to fulfill our contractual requirements with customers and vendors; downward pressures on prices and margins; the ability to attract and retain key employees and to provide for effective succession planning; cybersecurity risks, including disruptions to or failures in Ashland’s information technology systems and networks, malicious cyberattacks, and the inadvertent or accidental disclosure or loss of proprietary or sensitive information; Ashland’s ability to effectively protect and enforce its intellectual property rights; exposure to products liability claims; risks related to compliance with environmental, health, and safety regulations, including the potential for costly litigation, remediation, and settlement actions; exposure to pending and threatened asbestos-related litigation; changes in the legal and regulatory landscapes in which we operate; changes in taxation or adverse tax rulings; and, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Annual Report on Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

1Financial results are preliminary until Ashland’s Form 10-Q is filed with the U.S. Securities and Exchange Commission.

2The Ongoing Free Cash Flow metric excludes the impact of inflows and outflows from U.S. and Foreign Accounts Receivable Sales Program and payments related to restructuring and environmental and litigation-related matters in both the current-year and prior-year periods.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Sandy Klugman	Carolmarie C. Brown
+1 (302) 594-7777	+1 (302) 995-3158
sandy.klugman@ashland.com	ccbrown@ashland.com

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONDENSED CONSOLIDATED INCOME (LOSS) (In millions except per share data - preliminary and unaudited)	Table 1

	Three months ended
	December 31
	2025	2024

Sales	$386	$405
Cost of sales	281	294
GROSS PROFIT	105	111
Selling, general and administrative expense	86	78
Research and development expense	13	13
Intangibles amortization expense	15	17
Equity and other income	1	1
Income (loss) on divestitures, net	2	(183)
OPERATING LOSS	(6)	(179)
Net interest and other expense	8	28
Other net periodic benefit loss	1	2
LOSS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(15)	(209)
Income tax benefit	(1)	(43)
LOSS FROM CONTINUING OPERATIONS	(14)	(166)
Income from discontinued operations, net of income taxes	2	1
NET LOSS	$(12)	$(165)

DILUTED EARNINGS (LOSS) PER SHARE
Loss from continuing operations	$(0.30)	$(3.51)
Income from discontinued operations	0.04	0.01
Net loss	$(0.26)	$(3.50)

AVERAGE DILUTED COMMON SHARES OUTSTANDING(a)	46	47

SALES
Life Sciences	139	134
Personal Care	123	134
Specialty Additives	102	115
Intermediates	31	33
Intersegment Sales	(9)	(11)
	$386	$405

OPERATING INCOME (LOSS)
Life Sciences	17	14
Personal Care	11	11
Specialty Additives	(8)	(5)
Intermediates	-	3
Unallocated and other	(26)	(202)
	$(6)	$(179)

(a)
As a result of the loss from continuing operations for the three months ended December 31, 2025 and 2024, the effect of the share-based awards convertible to common shares would be anti-dilutive. In accordance with U.S. GAAP, these shares have been excluded from the diluted earnings (loss) per share calculation for the period.

Ashland Inc. and Consolidated Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (In millions - preliminary and unaudited)	Table 2

	December 31	September 30
	2025	2025
ASSETS
Current assets
Cash and cash equivalents	$304	$215
Accounts receivable, net	190	242
Inventories	565	568
Other assets	95	180
Total current assets	1,154	1,205

Noncurrent assets
Property, plant and equipment
Cost	3,363	3,355
Accumulated depreciation	2,182	2,154
Net property, plant and equipment	1,181	1,201

Goodwill	707	705
Intangibles	548	563
Operating lease assets, net	100	103
Restricted investments	297	297
Asbestos insurance receivable, net	124	127
Deferred income taxes	157	157
Other assets	251	253
Total noncurrent assets	3,365	3,406

Total assets	$4,519	$4,611

LIABILITIES AND EQUITY
Current liabilities
Trade and other payables	$167	$189
Accrued expenses and other liabilities	180	213
Current operating lease obligations	19	21
Total current liabilities	366	423

Noncurrent liabilities
Long-term debt	1,387	1,384
Asbestos litigation reserves	372	389
Deferred income taxes	31	31
Employee benefit obligations	99	96
Operating lease obligations	83	85
Other liabilities	303	299
Total noncurrent liabilities	2,275	2,284

Stockholders' equity	1,878	1,904

Total liabilities and stockholders' equity	$4,519	$4,611

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS (In millions - preliminary and unaudited)	Table 3

	Three months ended
	December 31
	2025	2024
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net loss	$(12)	$(165)
Income from discontinued operations, net of income taxes	(2)	(1)
Adjustments to reconcile loss from continuing operations to cash flows from operating activities
Depreciation and amortization	48	51
Original issue discount and debt issuance cost amortization	2	2
Deferred income taxes	1	(3)
Gain from sales of property, plant and equipment	(2)	-
Equity income from affiliates	(1)	(1)
Stock based compensation expense	4	4
Loss from excess tax deduction on stock based compensation	(2)	-
Loss (income) from restricted investments	(7)	12
Loss on divestitures, net	-	183
Pension contributions	(2)	(4)
Loss on pension and other postretirement plan remeasurements	-	1
Change in operating assets and liabilities(a)	98	(109)
Total cash flows provided (used) by operating activities from continuing operations	125	(30)
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(14)	(23)
Proceeds from disposal of property, plant and equipment	4	-
Proceeds from settlement of Company-owned life insurance contracts	5	-
Company-owned life insurance payments	(1)	(1)
Funds restricted for specific transactions	(7)	-
Reimbursements from restricted investments	15	6
Proceeds from sale of securities	12	5
Purchases of securities	(12)	(5)
Total cash flows provided (used) by investing activities from continuing operations	2	(18)
CASH FLOWS USED BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Cash dividends paid	(19)	(19)
Stock based compensation employee withholding taxes paid in cash	(2)	(3)
Total cash flows used by financing activities from continuing operations	(21)	(22)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	106	(70)
Cash used by discontinued operations
Operating cash flows	(16)	(10)
Effect of currency exchange rate changes on cash and cash equivalents	(1)	(1)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	89	(81)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	215	300
CASH AND CASH EQUIVALENTS - END OF PERIOD	$304	$219

DEPRECIATION AND AMORTIZATION
Life Sciences	14	14
Personal Care	15	18
Specialty Additives	18	16
Intermediates	1	3
	$48	$51

(a)
Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA (In millions - preliminary and unaudited)	Table 4

	Three months ended
	December 31
Adjusted EBITDA - Ashland Inc.	2025	2024
Net loss	$(12)	$(165)
Income tax benefit	(1)	(43)
Net interest and other expense	8	28
Depreciation and amortization(a)	45	51
EBITDA	40	(129)
Income from discontinued operations, net of income taxes	(2)	(1)
Loss on pension and other postretirement plan remeasurements	-	1
Operating key items (see Table 5)	20	190
Adjusted EBITDA	$58	$61

Adjusted EBITDA - Life Sciences
Operating income	$17	$14
Add:
Depreciation and amortization	14	14
Adjusted EBITDA	$31	$28

Adjusted EBITDA - Personal Care
Operating income	$11	$11
Add:
Depreciation and amortization	15	18
Operating key items (see Table 5)	-	1
Adjusted EBITDA	$26	$30

Adjusted EBITDA - Specialty Additives
Operating loss	$(8)	$(5)
Add:
Depreciation and amortization(a)	15	16
Operating key items (see Table 5)	8	2
Adjusted EBITDA	$15	$13

Adjusted EBITDA - Intermediates
Operating income	$-	$3
Add:
Depreciation and amortization	1	3
Adjusted EBITDA	$1	$6

(a)
Depreciation and amortization excludes accelerated depreciation expense of $3 million for Specialty Additives for the three months ended December 31, 2025, which is included as a key item within this table as a component of Adjusted EBITDA.

Ashland Inc. and Consolidated Subsidiaries SEGMENT COMPONENTS OF KEY ITEMS FOR APPLICABLE CONDENSED CONSOLIDATED INCOME (LOSS) STATEMENT CAPTIONS (In millions - preliminary and unaudited)	Table 5

	Three Months Ended December 31, 2025
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Environmental reserve adjustments	$-	$-	$-	$-	$(10)	$(10)
Other plant optimization costs	-	-	(5)	-	-	(5)
Restructuring, separation and other costs	-	-	-	-	(4)	(4)
Accelerated depreciation	-	-	(3)	-	-	(3)
Income on divestitures, net	-	-	-	-	2	2
All other operating income (loss)	17	11	-	-	(14)	14
Operating income (loss)	17	11	(8)	-	(26)	(6)

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(2)	(2)
All other net interest and other expense					10	10
					8	8

OTHER NET PERIODIC BENEFIT LOSS					1	1

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(4)	(4)
All other income tax expense					3	3
					(1)	(1)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$17	$11	$(8)	$-	$(34)	$(14)

	Three Months Ended December 31, 2024
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Avoca impairment	$-	$-	$-	$-	$(183)	$(183)
Other plant optimization costs	-	(1)	(2)	-	-	(3)
Restructuring, separation and other costs	-	-	-	-	(3)	(3)
Environmental reserve adjustments	-	-	-	-	(1)	(1)
All other operating income (loss)	14	12	(3)	3	(15)	11
Operating income (loss)	14	11	(5)	3	(202)	(179)

NET INTEREST AND OTHER EXPENSE
Key items					17	17
All other net interest and other expense					11	11
					28	28

OTHER NET PERIODIC BENEFIT LOSS
Key items					1	1
All other net periodic benefit costs					1	1
					2	2
INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(50)	(50)
Tax specific key items(b)					8	8
All other income tax expense					(1)	(1)
					(43)	(43)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$14	$11	$(5)	$3	$(189)	$(166)

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. See Table 7 for additional information.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 6

	Three months ended
	December 31
Free cash flows	2025	2024
Total cash flows provided (used) by operating activities from continuing operations	$125	$(30)
Adjustments:
Additions to property, plant and equipment	(14)	(23)
Free Cash Flows	$111	$(53)
Tax refund(a)	(103)	-
Cash outflows from U.S. Accounts Receivable Sales Program(b)	-	7
Cash outflows from Foreign Accounts Receivable Sales Program(c)	7	13
Restructuring-related payments(d)	5	3
Environmental and related litigation payments(e)	6	4
Ongoing Free Cash Flow	$26	$(26)

Net loss	$(12)	$(165)
Adjusted EBITDA(f)	$58	$61

Operating Cash Flow Conversion(g)	Not meaningful	18%
Ongoing Free Cash Flow Conversion(h)	45%	-43%

(a)
Represents receipt of tax refund related to the capital loss carryback from the Nutraceutical divestiture.
(b)
Represents activity associated with the U.S. Accounts Receivable Sales Program impacting each period presented.
(c)
Represents activity associated with the Foreign Accounts Receivable Sales Program impacting each period presented.
(d)
Restructuring payments incurred during each period presented.
(e)
Represents cash outflows associated with environmental and related litigation payments which will be reimbursed by the Environmental trust.
(f)
See Adjusted EBITDA reconciliation.
(g)
Operating Cash Flow Conversion is defined as Cash flows provided (used) by operating activities from continuing operations divided by Net loss.
(h)
Ongoing Free Cash Flow Conversion is defined as Ongoing Free Cash Flow divided by Adjusted EBITDA.

	Three months ended
	December 31
Adjusted Operating Income	2025	2024
Operating loss (as reported)	$(6)	$(179)
Key items, before tax:
Environmental reserve adjustments	10	1
Other plant optimization costs	5	3
Restructuring, separation and other costs	4	3
Accelerated depreciation	3	-
Avoca business impairment	-	183
Income on divestitures, net	(2)	-
Adjusted Operating Income (non-GAAP)	$14	$11

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7

	Three months ended
	December 31
	2025	2024
Loss from continuing operations (as reported)	$(14)	$(166)
Key items, before tax:
Environmental reserve adjustments	10	1
Other plant optimization costs	5	3
Restructuring, separation and other costs	4	3
Accelerated depreciation	3	-
Avoca business impairment	-	183
Loss on pension plan remeasurements	-	1
Income on divestitures, net	(2)	-
Unrealized (gains) losses on securities	(2)	17
Key items, before tax	18	208
Tax effect of key items(a)	(4)	(50)
Key items, after tax	14	158
Tax specific key items:
Uncertain tax positions	-	1
Other and tax reform related activity	-	7
Tax specific key items(b)	-	8
Total key items	14	166
Adjusted Loss from Continuing Operations (non-GAAP)	$-	$-
Amortization expense adjustment (net of tax)(c)	12	14
Adjusted Income from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$12	$14

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during fiscal 2025.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% and 21% for the three months ended December 31, 2025 and 2024, respectively.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7 (Continued)

	Three months ended
	December 31
	2025	2024
Diluted EPS from continuing operations (as reported)	$(0.30)	$(3.51)
Key items, before tax:
Environmental reserve adjustments	0.22	0.02
Other plant optimization costs	0.11	0.06
Restructuring, separation and other costs	0.08	0.06
Accelerated depreciation	0.06	-
Avoca business impairment	-	3.89
Loss on pension plan remeasurements	-	0.02
Income on divestitures, net	(0.04)	-
Unrealized (gains) losses on securities	(0.05)	0.35
Key items, before tax	0.38	4.40
Tax effect of key items(a)	(0.09)	(1.07)
Key items, after tax	0.29	3.33
Tax specific key items:
Uncertain tax positions	-	0.02
Other and tax reform related activity	-	0.15
Tax specific key items(b)	-	0.17
Total key items	0.29	3.50
Adjusted Diluted EPS from Continuing Operations (non-GAAP)	$(0.01)	$(0.01)
Amortization expense adjustment (net of tax)(c)	0.27	0.29
Adjusted Diluted EPS from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$0.26	$0.28

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during fiscal 2025.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% and 21% for the three months ended December 31, 2025 and 2024, respectively.